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                                                                  Exhibit 99.3


                     [LETTERHEAD OF NEUBERGER BERMAN INC.]




PRESS RELEASE

Contact: Robert Matza
Executive Vice President and Chief Administrative Officer
(212) 476-9808

FOR  IMMEDIATE RELEASE


                     NEUBERGER BERMAN INC. DECLARES DIVIDEND
                             FOR THIRD QUARTER 2000

New York, NY, October 19, 2000... Neuberger Berman Inc. (NYSE: NEU) today announced that its Board of Directors has declared the company's dividend for the third quarter of 2000, in the amount of $0.10 per share. The dividend will be payable on November 14, 2000 to stockholders of record at the close of business on October 31, 2000.

Neuberger Berman is an investment advisory company that has provided clients with a broad range of investment products, services and strategies for more than 60 years. The company engages in private asset management, estate planning and trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.

Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.


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